Dice Holdings, Inc. Reports Fourth Quarter and Full Year 2012 Results

•	Revenues totaled $52.7 million in the fourth quarter; including $4.7 million from the Slashdot Media acquisition

•	Net income totaled $9.0 million in the fourth quarter, resulting in diluted earnings per share of $0.15

•	Adjusted EBITDA was 37% of revenue or $19.5 million in the fourth quarter (see “Notes Regarding the Use of Non-GAAP Financial Measures”)

•	Deferred revenue totaled $69.4 million at year end, a 14% increase from December 31, 2011

•	Cash flows from operations increased 13% to $10.1 million for the quarter ended December 31, 2012

•	The Company today unveiled its Open WebTM technology, which taps the social web creating the most efficient way to find and recruit technology professionals

New York, New York, January 30, 2013 - Dice Holdings, Inc. (NYSE: DHX), a leading provider of specialized websites for professional communities, today reported financial results for the quarter and year ended December 31, 2012.
Revenues for the quarter ended December 31, 2012 totaled $52.7 million, an increase of 11% from $47.4 million in the comparable quarter of 2011. Excluding the acquisition of Slashdot, SourceForge and Freecode (now collectively known as Slashdot Media), revenues were $48.1 million in the fourth quarter.
Operating expenses increased 24% year-over-year for the fourth quarter to $38.1 million. The primary reasons for the increase are the inclusion of Slashdot Media, as well as continued investments in marketing and product development.
The Company today unveiled its new metasearch tool, Open Web, which mines publicly available information on approximately 50 social and professional networks and billions of web pages to create an aggregated or “super” profile of a candidate's professional experience, contributions, history and capabilities, as well as their passions and interests. Open Web, currently in beta in the Dice.com service, creates a more complete picture of available tech talent than can be found using any one source, while complementing Dice's current resume database, employment branding and job postings. The company anticipates expanding Open Web to its other key career sites during 2013.
Net income for the quarter ended December 31, 2012 totaled $9.0 million, resulting in diluted earnings per share of $0.15 for the fourth quarter of 2012.

Net cash provided by operating activities increased 13% to $10.1 million for the quarter ended December 31, 2012, as compared to $9.0 million for the quarter ended December 31, 2011.
Adjusted EBITDA for the quarter ended December 31, 2012 totaled $19.5 million or 37% of Revenues. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Operating Segment Results
For the quarter ended December 31, 2012, Tech & Clearance segment revenues increased 19% year-over-year to $37.1 million, or 70% of Dice Holdings' consolidated revenues. The acquisition of Slashdot Media added $4.7 million to Tech & Clearance revenues. Throughout the fourth quarter of 2012, recruitment activity remained steady in our Dice.com service, with revenues increasing 4% year-over-year, as a result of the combination of growth in average customers served and growth in the monthly revenues those customers generate. In addition, ClearanceJobs' revenues grew 7% year-over-year.
Finance segment revenues for the fourth quarter of 2012 decreased 17% year-over-year to $9.2 million. Currency translation from pound sterling to U.S. dollars favorably impacted revenues in the fourth quarter of 2012 by $0.2 million, as compared to the fourth quarter of 2011. Recruitment activity in financial services continues to be challenging particularly in Continental Europe and the UK; however, fourth quarter renewal activity was as generally expected, with stronger results seen in direct hiring companies, than in recruiting and staffing agencies.
The Energy segment grew 26% year-over-year to contribute $5.3 million in revenues in the quarter ended December 31, 2012, accounting for 10% of consolidated revenues, driven by strong, double-digit revenue increases in career center, advertising and data services businesses.

Other segment revenues increased 20% year-over-year to $1.1 million for the quarter ended December 31, 2012 from the comparable 2011 period, driven by year-over-year increases in revenues of 27% and 12% at Health Callings (formerly known as AllHealthcareJobs) and Targeted Job Fairs, respectively.

Full Year Operating Results
Revenues for the year ended December 31, 2012 increased 9% to $195.4 million, as compared to $179.1 million in 2011. The increase was primarily driven by higher recruitment activity in our Dice.com and Rigzone services, as well as the inclusion of $5.4 million in Slashdot Media revenues from the date of acquisition. Currency translation from pound sterling to U.S. dollars negatively impacted revenues for the year ended December 31, 2012 by $0.4 million from 2011.
By segment, Tech & Clearance revenues increased 16% to $133.4 million for the year ended December 31, 2012. In the same period, the Finance segment contributed revenues of $38.4 million, a decrease of 15% from the year ended December 31, 2011. Energy segment revenues increased 23% to $19.1 million. Other revenues increased 27% to $4.5 million.
Net income for the year ended December 31, 2012 increased 12% to $38.1 million, as compared to $34.1 million for the year ended December 31, 2011. For the year ended December 31, 2012, diluted earnings per share increased 20% to $0.59 per share, as compared to $0.49 per share in the previous year.
For the year ended December 31, 2012, net cash provided by operating activities totaled $54.7 million. Adjusted EBITDA for the year ended December 31, 2012 was $77.4 million. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Balance Sheet

Deferred revenue at December 31, 2012 was $69.4 million compared to $60.9 million at December 31, 2011 and $66.1 million at September 30, 2012. The 14% year-over-year increase was primarily driven by increases in our Dice.com and Rigzone services. The acquisition of Slashdot Media added approximately $2.0 million. Excluding the acquisition's contribution, deferred revenue at December 31, 2012 grew 11% from the end of 2011.

Net Debt, defined as total debt less cash and cash equivalents and investments, was $3.8 million at December 31, 2012, consisting of total debt of $46.0 million minus cash and cash equivalents and investments of $42.2 million. This compares to Net Cash, defined as cash and cash equivalents and investments less total debt, of $8.0 million at September 30, 2012, consisting of cash and cash equivalents and investments of $50.0 million minus total debt of $42.0 million.

In October 2012, the Company acquired WorkDigital Ltd., a UK-based technology company focused on the recruitment industry. The purchase price consisted of $10.0 million in cash, plus deferred payments totaling up to $10.0 million in the aggregate payable based on the delivery of certain products and the achievement of certain milestones during 2013 and 2014. For the quarter ended December 31, 2012, the acquisition had no impact on Revenues and an unfavorable impact on Adjusted EBITDA of $0.3 million. See “Notes Regarding the Use of Non-GAAP Financial Measures.”

Share Repurchases

During the fourth quarter of 2012, the Company purchased 1,348,343 shares of its common stock on the open market pursuant to its stock repurchase plan at an average cost of $8.60 per share, for a total cost of approximately $11.6 million. During the year ended December 31, 2012, the Company purchased 7,748,689 shares of its common stock on the open market pursuant to its stock repurchase plans at an average cost of $8.85 per share, for a total of approximately $68.6 million.

The Company's Board of Directors has authorized the purchase of up to $50 million of its common stock. The new authorization is effective upon the completion of the existing $65 million program and will be in effect for one year. Under the plan, management has discretion in determining the conditions under which shares may be purchased from time to time.

Repurchases will be made in accordance with applicable securities laws in the open market or in privately negotiated transactions. Depending on acquisition opportunities, market conditions and other factors, these repurchases may commence or cease from time to time without prior notice.

Management Comments

“It's great to finally unveil our new technology, Open Web, which delivers a more efficient way for our customers to reach talent. This capability combined with our advertising, branding and resume databases creates a truly comprehensive online recruiting service,” said Scot Melland, Chairman, President & Chief Executive Officer of Dice Holdings, Inc. “Since releasing Open Web at the end of the year, the feedback is very encouraging and we're moving to accelerate the pace of change across our sites.” Mr. Melland added, “Despite modest economic growth and continued low turnover levels, our sales performance has improved and our specialized approach continues to create meaningful value for employers, recruiters and advertisers. As such, we will be focusing our efforts on reaching out to new customers, increasing reach and engagement within our communities, expanding our international opportunities and capitalizing on our exciting, new Open Web technology.”

“Our fourth quarter financial performance clearly demonstrates the initial benefits from our strategic actions and operational changes we initiated in 2012 - most notably the accelerating growth in our Deferred Revenue. Looking ahead, we expect to see recruitment activity continue to vary by industry and region, with lower activity in financial services and relative strength in tech and energy,” said Michael Durney, SVP, Finance and Chief Financial Officer. “We will continue to refine and improve our global operations and capabilities during the year. Our priorities are clear - additional investments in product development and marketing to support our Open Web products, leveraging our media business to further boost growth and pursuing additional market opportunity.”

Open Web

To learn more about Open Web, visit dice.com/openweb.

Business Outlook

The Company is providing a current, point-in-time view of estimated financial performance based on what it sees as of January 30, 2013 for the quarter ending March 31, 2013 and the year ending December 31, 2013. The Company's actual performance will vary based on a number of factors including those that are outlined in the Company's Annual Report on Form 10-K for the year ended December 31, 2011 in the sections entitled “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” In addition, for a description of Adjusted EBITDA as used below, see “Notes Regarding the Use of Non-GAAP Financial Measures.”

	Quarter ending March 31, 2013	Year ending December 31, 2013
Revenues	$50.5 mm	$217 mm
Year/Year Increase in Revenues	9%	11%

Estimated Contribution by Segment
Tech & Clearance	71%	71%
Finance	17%	16%
Energy	10%	11%
Other	2%	2%

Adjusted EBITDA	$16 mm	$80 mm

Depreciation and amortization	$3.0 mm	$11.5 mm
Non-cash stock compensation expense	$1.7 mm	$ 7.0 mm
Interest expense, net	$0.4 mm	$ 1.5 mm
Income taxes	$3.9 mm	$21.6 mm

Net income	$7.0 mm	$38.4 mm

Adjusted EBITDA Margin	32%	37%

Fully diluted share count	61 mm	61 mm

Conference Call Information

The Company will host a conference call to discuss fourth quarter and full year 2012 results today at 8:30 a.m. Eastern Time.  Hosting the call will be Scot W. Melland, Chairman, President and Chief Executive Officer, and Michael P. Durney, Senior Vice President, Finance and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 866-831-6270 or for international callers by dialing 617-213-8858; the passcode is 20918879. A replay will be available two hours after the call and can be accessed by dialing 888-286-8010 or 617-801-6888 for international callers; the replay passcode is 15199941. The replay will be available until February 6, 2013.

The call will also be webcast live from the Company's website at www.diceholdingsinc.com under the Investor Relations section.

Investor & Media Contact:

Jennifer Bewley
Vice-President, Investor Relations & Corporate Communications
Dice Holdings, Inc.
212-448-4181
IR@dice.com

About Dice Holdings, Inc.

Dice Holdings, Inc. (NYSE: DHX) is a leading provider of specialized websites for professional communities, including technology and engineering, financial services, energy, healthcare, and security clearance. Our mission is to help our customers source and hire the most qualified professionals in select and highly skilled occupations, and to help those professionals find the best job opportunities in their respective fields and further their careers. For more than 20 years, we have built our company by providing our customers with quick and easy access to high-quality, unique professional communities and offering those communities access to highly relevant career opportunities and information. Today, we serve multiple markets primarily in North America, Europe, Asia and Australia.

Notes Regarding the Use of Non-GAAP Financial Measures

The Company has provided certain non-GAAP financial information as additional information for its operating results. These measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States (“GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures, such as adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”), free cash flow, net cash and net debt, provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. In addition, the Company's management uses these measures for reviewing the financial results of the Company and for budgeting and planning purposes.
Adjusted EBITDA
Adjusted EBITDA is a metric used by management to measure operating performance. Management uses Adjusted EBITDA as a performance measure for internal monitoring and planning, including preparation of annual budgets, analyzing investment decisions and evaluating profitability and performance comparisons between us and our competitors. The Company also uses this measure to calculate amounts of performance based compensation under the senior management incentive bonus program. Adjusted EBITDA, as defined in our Credit Agreement, represents net income plus (to the extent deducted in calculating such net income interest expense, income tax expense, depreciation and amortization, non-cash stock option expenses, losses resulting from certain dispositions outside the ordinary course of business, certain writeoffs in connection with indebtedness, impairment charges with respect to long-lived assets, expenses incurred in connection with an equity offering, extraordinary or non-recurring non-cash expenses or losses, transaction costs in connection with the Credit Agreement up to $250,000, deferred revenues written off in connection with acquisition purchase accounting adjustments, writeoff of non-cash stock compensation expense, and business interruption insurance proceeds, minus (to the extent included in calculating such net income) non-cash income or gains, interest income, and any income or gain resulting from certain dispositions outside the ordinary course of business.
We consider Adjusted EBITDA, as defined above, to be an important indicator to investors because it provides information related to our ability to provide cash flows to meet future debt service, capital expenditures and working capital requirements and to fund future growth as well as to monitor compliance with financial covenants. We present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides our board of directors, management and investors with additional information to measure our performance, provide comparisons from period to period and company to company by excluding potential differences caused by variations in capital structures (affecting interest expense) and tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), and to estimate our value.
We present Adjusted EBITDA because covenants in our Credit Agreement contain ratios based on this measure. Our Credit Agreement is material to us because it is one of our primary sources of liquidity. If our Adjusted EBITDA were to decline below certain levels, covenants in our Credit Agreement that are based on Adjusted EBITDA may be violated and could cause a default and acceleration of payment obligations under our Credit Agreement.

Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or as an alternative to cash flow from operating activities as a measure of our profitability or liquidity.

Free Cash Flow
We define free cash flow as net cash provided by operating activities adding back the portion of payment of Rigzone acquisition contingency included in operating activities on the cash flows statement minus capital expenditures. We believe free cash flow is an important non-GAAP measure as it provides useful cash flow information regarding our ability to service, incur or pay down indebtedness or repurchase our common stock. We use free cash flow as a measure to reflect cash available to service our debt as well as to fund our expenditures. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period since it includes cash used for capital expenditures during the period and is adjusted for acquisition related payments within operating cash flows.
Net Cash/Net Debt
Net Cash is defined as cash and cash equivalents and investments less total debt. Net Debt is defined as total debt less cash and cash equivalents and investments. We consider Net Cash and Net Debt to be important measures of liquidity and indicators of our ability to meet ongoing obligations. We also use Net Cash and Net Debt, among other measures, in evaluating our choices for capital deployment. Net Cash and Net Debt presented herein are non-GAAP measures and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Statements
This press release and oral statements made from time to time by our representatives contains forward-looking statements. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information without limitation concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, competition from existing and future competitors in the highly competitive market in which we operate, failure to adapt our business model to keep pace with rapid changes in the recruiting and career services business, failure to maintain and develop our reputation and brand recognition, failure to increase or maintain the number of customers who purchase recruitment packages, cyclicality or downturns in the economy or industries we serve, failure to attract qualified professionals to our websites or grow the number of qualified professionals who use our websites, failure to successfully identify or integrate acquisitions, U.S. and foreign government regulation of the Internet and taxation, our ability to borrow funds under our revolving credit facility or refinance our indebtedness and restrictions on our current and future operations under such indebtedness. These factors and others are discussed in more detail in the Company's filings with the Securities and Exchange Commission, all of which are available on the Investor Relations page of our website at www.diceholdingsinc.com, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, under the headings “Risk Factors,” “Forward-Looking Statements” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.”
You should keep in mind that any forward-looking statement made by the Company or its representatives herein, or elsewhere, speaks only as of the date on which it is made. New risks and uncertainties come up from time to time, and it is impossible to predict these events or how they may affect us. We have no obligation to update any forward-looking statements after the date hereof, except as required by federal securities laws.

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2012	2011	2012	2011

Revenues	$52,738	$47,356	$195,363	$179,130

Operating expenses:
Cost of revenues	5,132	3,408	15,687	13,024
Product development	5,975	2,846	16,225	10,316
Sales and marketing	16,232	14,465	65,033	59,111
General and administrative	7,410	5,977	27,163	23,804
Depreciation	1,626	1,325	5,657	4,739
Amortization of intangible assets	1,700	2,658	6,654	10,062
Change in acquisition related contingencies	48	(29)	48	3,127
Total operating expenses	38,123	30,650	136,467	124,183
Operating income	14,615	16,706	58,896	54,947
Interest expense	(383)	(327)	(1,314)	(1,446)
Deferred financing cost write-off	—	—	(765)	—
Interest income	11	20	83	112
Other expense	(62)	(124)	(62)	(124)
Income before income taxes	14,181	16,275	56,838	53,489
Income tax expense	5,168	5,815	18,751	19,389
Net income	$9,013	$10,460	$38,087	$34,100

Basic earnings per share	$0.15	$0.16	$0.62	$0.52
Diluted earnings per share	$0.15	$0.15	$0.59	$0.49

Weighted average basic shares outstanding	58,148	65,219	61,192	65,809
Weighted average diluted shares outstanding	61,550	68,382	64,604	70,053

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2012	2011	2012	2011
Cash flows from operating activities:
Net income	$9,013	$10,460	$38,087	$34,100
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	1,626	1,325	5,657	4,739
Amortization of intangible assets	1,700	2,658	6,654	10,062
Deferred income taxes	(1,863)	1,371	(4,406)	(474)
Amortization of deferred financing costs	52	115	315	461
Write-off of deferred financing costs	—	—	765	—
Share based compensation	1,509	1,290	6,130	4,676
Change in acquisition related contingencies	(48)	(29)	(48)	3,127
Change in accrual for unrecognized tax benefits	100	25	(1,367)	(525)
Changes in operating assets and liabilities:
Accounts receivable	(7,110)	(3,947)	(3,253)	(3,730)
Prepaid expenses and other assets	(335)	337	(835)	(557)
Accounts payable and accrued expenses	1,519	369	544	176
Income taxes receivable/payable	911	(1,939)	776	5,290
Deferred revenue	3,060	1,484	5,581	11,672
Payment of Rigzone acquisition contingency	—	(4,660)	—	(4,660)
Other, net	10	127	61	137
Net cash flows from operating activities	10,144	8,986	54,661	64,494
Cash flows from investing activities:
Payments for acquisitions	(9,800)	—	(30,800)	—
Purchases of fixed assets	(1,871)	(2,457)	(5,902)	(7,776)
Purchases of investments	(6)	—	(1,744)	(4,988)
Maturities and sales of investments	1,502	—	4,507	2,150
Net cash flows from investing activities	(10,175)	(2,457)	(33,939)	(10,614)
Cash flows from financing activities:
Payments on long-term debt	—	(1,000)	(23,500)	(26,000)
Proceeds from long-term debt	4,000	—	54,500	—
Proceeds from sale of common stock	—	—	—	11,943
Purchase of treasury stock related to option exercises	—	—	—	(11,943)
Payments under stock repurchase plan	(11,380)	(12,008)	(68,220)	(19,462)
Payment of acquisition related contingencies	—	(8,050)	(1,557)	(8,280)
Proceeds from stock option exercises	1,155	113	2,474	4,556
Purchase of treasury stock related to vested restricted stock	(20)	—	(423)	(171)
Excess tax benefit over book expense from stock options exercised	77	318	998	7,762
Financing costs paid	—	—	(1,101)	—
Net cash flows from financing activities	(6,168)	(20,627)	(36,829)	(41,595)
Effect of exchange rate changes	(110)	(171)	883	(78)
Net change in cash and cash equivalents for the period	(6,309)	(14,269)	(15,224)	12,207
Cash and cash equivalents, beginning of period	46,322	69,506	55,237	43,030
Cash and cash equivalents, end of period	$40,013	$55,237	$40,013	$55,237

DICE HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands)

ASSETS	December 31, 2012	December 31, 2011
Current assets
Cash and cash equivalents	$40,013	$55,237
Investments	2,201	4,983
Accounts receivable, net	29,030	20,684
Deferred income taxes - current	1,609	509
Prepaid and other current assets	3,084	2,190
Total current assets	75,937	83,603
Fixed assets, net	11,158	8,726
Acquired intangible assets, net	62,755	56,471
Goodwill	202,944	176,365
Deferred financing costs, net	1,078	957
Other assets	358	256
Total assets	$354,230	$326,378
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$16,552	$14,599
Deferred revenue	69,404	60,887
Current portion of acquisition related contingencies	4,926	1,557
Current portion of long-term debt	—	4,000
Income taxes payable	3,817	2,929
Total current liabilities	94,699	83,972
Long-term debt	46,000	11,000
Deferred income taxes - non-current	14,414	17,167
Accrual for unrecognized tax benefits	2,502	3,869
Acquisition related contingencies	4,830	—
Other long-term liabilities	1,147	1,154
Total liabilities	163,592	117,162
Total stockholders' equity	190,638	209,216
Total liabilities and stockholders' equity	$354,230	$326,378

Supplemental Information and Non-GAAP Reconciliations
On the pages that follow, the Company has provided certain supplemental information that we believe will assist the reader in assessing our business operations and performance, including certain non-GAAP financial information and required reconciliations to the most comparable GAAP measure. A statement of operations and statement of cash flows for the quarters and years ended December 31, 2012 and 2011 and a balance sheet as of December 31, 2012 and December 31, 2011 are provided elsewhere in this press release. Supplemental schedules provided include:

Quarterly Adjusted EBITDA Reconciliation
A reconciliation of Adjusted EBITDA for the quarters and years ended December 31, 2012 and 2011 is provided. This information provides the reader with the information we believe is necessary to analyze the Company.

Non-GAAP and Quarterly Supplemental Data
On this schedule, the Company provides certain non-GAAP information as of and for the quarters and years ended December 31, 2012 and 2011 that we believe is useful to understanding the business operations of the Company.

DICE HOLDINGS, INC.
QUARTERLY ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)
(in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2012	2011	2012	2011

Reconciliation of Net Income to Adjusted EBITDA:
Net income	$9,013	$10,460	$38,087	$34,100
Interest expense	383	327	1,314	1,446
Deferred financing cost write-off	—	—	765	—
Interest income	(11)	(20)	(83)	(112)
Income tax expense	5,168	5,815	18,751	19,389
Depreciation	1,626	1,325	5,657	4,739
Amortization of intangible assets	1,700	2,658	6,654	10,062
Change in acquisition related contingencies	48	(29)	48	3,127
Non-cash stock compensation expense	1,509	1,290	6,130	4,676
Other	46	168	62	124
Adjusted EBITDA	$19,482	$21,994	$77,385	$77,551

Reconciliation of Operating Cash Flows to Adjusted EBITDA:
Net cash provided by operating activities	$10,144	$8,986	$54,661	$64,494
Interest expense	383	327	1,314	1,446
Amortization of deferred financing costs	(52)	(115)	(315)	(461)
Interest income	(11)	(20)	(83)	(112)
Income tax expense	5,168	5,815	18,751	19,389
Deferred income taxes	1,863	(1,371)	4,406	474
Change in accrual for unrecognized tax benefits	(100)	(25)	1,367	525
Change in accounts receivable	7,110	3,947	3,253	3,730
Change in deferred revenue	(3,060)	(1,484)	(5,581)	(11,672)
Payment of Rigzone acquisition contingency	—	4,660	—	4,660
Changes in working capital and other	(1,963)	1,274	(388)	(4,922)
Adjusted EBITDA	$19,482	$21,994	$77,385	$77,551

DICE HOLDINGS, INC.
NON-GAAP AND QUARTERLY SUPPLEMENTAL DATA
(Unaudited)
(dollars in thousands except per customer data)

	For the three months ended December 31,		For the year ended December 31,
	2012	2011	2012	2011
Revenues by Segment
Tech & Clearance (1)	$37,097	$31,086	$133,375	$115,011
Finance	9,232	11,130	38,373	44,970
Energy	5,331	4,245	19,144	15,622
Other	1,078	895	4,471	3,527
	$52,738	$47,356	$195,363	$179,130
Percentage of Revenues by Segment
Tech & Clearance	70.4%	65.6%	68.3%	64.2%
Finance	17.5%	23.5%	19.6%	25.1%
Energy	10.1%	9.0%	9.8%	8.7%
Other	2.0%	1.9%	2.3%	2.0%
	100.0%	100.0%	100.0%	100.0%

Adjusted EBITDA	$19,482	$21,994	$77,385	$77,551
Adjusted EBITDA Margin	36.9%	46.4%	39.6%	43.3%

Calculation of Free Cash Flow
Net cash provided by operating activities	$10,144	$8,986	$54,661	$64,494
Add: Portion of payment of Rigzone acquisition contingency included in operating activities	—	4,660	—	4,660
Purchases of fixed assets	(1,871)	(2,457)	(5,902)	(7,776)
Free Cash Flow	$8,273	$11,189	$48,759	$61,378

Deferred Revenue (end of period)	$69,404	$60,887	n.a.	n.a.

Dice.com Recruitment Package Customers
Beginning of period	8,650	8,250	8,100	7,000
End of period	8,400	8,100	8,400	8,100
Average for the period (2)	8,600	8,300	8,600	7,900

Dice.com Average Monthly Revenue per Recruitment Package Customer (3)	$986	$951	$972	$927

Segment Definitions:
Tech & Clearance: Dice.com, ClearanceJobs and Slashdot Media (since date of acquisition, September 2012)
Finance: eFinancialCareers worldwide
Energy: Rigzone and WorldwideWorker (combined in January 2012)
Other: Health Callings, Targeted Job Fairs and WorkDigital (since date of acquisition, October 2012)

(1) Includes $4.7 million and $5.4 million of Slashdot Media revenue for the fourth quarter and full year 2012, respectively.
(2) Reflects the daily average of recruitment package customers during the period.
(3) Reflects simple average of three months in each period.